Exhibit 10(nnnn)

FPIC INSURANCE GROUP, INC.
GENERAL COUNSEL POSITION

Position and Title:    General Counsel, an officer of FPIC Insurance Group, Inc. (the “Company”) appointed by the Board of Directors of the Company pursuant to the authority contained in Section 1 of Article III of the Amended and Restated Bylaws of the Company. The General Counsel is not an employee of the Company or any of its subsidiaries and performs his duties through the firm of Kirschner & Legler, P.A. The time commitment of the position is expected to be approximately 25%-30% of “full-time”.

Duties:           To act as Chief Legal Officer of the Company, responsible for (i) dealing with all current legal matters affecting the Company and its subsidiaries, including, without limitation, oversight of all counsel employed or engaged by the Company, (ii) such specific matters that from time to time may be assigned to the General Counsel by the Board of Directors or a Committee thereof, by the Chairman of the Board of Directors or by the President of the Company, and (iii) developing and recommending to the President a long-term framework for the legal function of the Company and its subsidiaries. The General Counsel generally attends all meetings of all Committees of the Board of Directors.

Reporting:         The General Counsel would report both to the Chairman of the Board of Directors and the President of the Company.

Term:               At the pleasure of the Board of Directors.

Compensation:        (i) A retainer of $9,500 per month, payable on the first day of each month to Kirschner & Legler, P.A., and (ii) a meeting fee for each meeting of a Committee of the Board of Directors attended, without duplication of fees paid to the General Counsel as a member of any such Committee, equal in amount to the meeting fee paid a regular member of such Committee. In addition, the General Counsel would, at the specific request of the Chairman of the Board or the President of the Company, act as transaction or matter counsel with respect to specific transactions or activities of the Company or any of its subsidiaries, for which Kirschner & Legler, P.A. would be paid its usual fees outside of the retainer relationship. Compensation arrangements would be reviewed after the first six months.